Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-203562 and 333-207098) on Form S-3 of SunCoke Energy Partners, L.P. of our report dated February 18, 2016 with respect to the consolidated balance sheet of SunCoke Energy Partner, L.P. as of December 31, 2015, and the related combined and consolidated statements of income, equity and cash flows for the year ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of SunCoke Energy Partners, L.P.
/s/ KPMG LLP

Chicago, Illinois
February 18, 2016